Exhibit 99.1

MATTEL, INC. HOURLY EMPLOYEE PERSONAL INVESTMENT PLAN

SIXTH AMENDMENT

W I T N E S S E T H:

WHEREAS, Mattel, Inc. (“Mattel”) sponsors the Mattel, Inc. Hourly Employee Personal Investment Plan, as amended (the “Plan”); and

WHEREAS, Mattel desires to amend the Plan to (i) provide for the full vesting of the Plan accounts of participants employed by American Girl, Inc. in Eau Claire, Wisconsin, (ii) provide for Company Contributions under the Plan for participants employed by American Girl, Inc., and (iii) increase the maximum percentage of a participant’s account that may be invested in the Company Stock Fund from 25% to 50%.

WHEREAS, in Section 16.1 of the Plan, Mattel reserved the right to amend the Plan at any time in whole or in part;

NOW, THEREFORE, in order to effect the foregoing, Mattel does hereby declare that the Plan be, and it hereby is, amended as follows:

1. Section 6.6(iv) of the Plan is amended by deleting the phrase “twenty-five percent (25%)” each time it appears therein and by substituting in lieu thereof the phrase “fifty percent (50%).”

2. Effective January 1, 2004, Section 8.1 of the Plan is amended by adding the following new paragraph (g) to the end thereof:

“(g) Additionally, each Participant who was employed at the Eau Claire, Wisconsin facility of American Girl, Inc. on January 1, 2004 shall at all times be one hundred percent (100%) vested in his Company Matching Account and his Company Contributions Account.”

3. Effective July 1, 2003, Appendix F of the Plan is amended by adding the following to the end thereof:

“COMPANY CONTRIBUTIONS. Effective as of July 1, 2003, Company Contributions for purposes of Section 6.1(a) shall mean an amount for each month of each Plan Year equal to a percentage of the Participant’s Compensation during such month according to the Participant’s attained age as of the last day of the preceding month, as follows:

Age as of Last Day of Preceding Month	Percentage of Compensation
Under 30	3%
30 – 39	4%
40 – 44	5%
45 – 49	6%
50 – 54	7%
55+	8%”

4. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Mattel has caused this instrument to be executed by its duly authorized officer this 31st day of July, 2004.

MATTEL, INC.

By:	/s/ Alan Kaye
Alan Kaye, Senior Vice President, Human Resources

2